Exhibit 99.2

NEWS RELEASE

Investor Contacts:                                                          Media Contact:
Rodney L. Underdown (913-344-9395)                           Peggy Landon (913-344-9315)
  Vice President and Chief Financial Officer                         Director of Investor Relations
Peggy Landon (913-344-9315)
  Director of Investor Relations

Compass Minerals International
Completes Initial Public Offering
Over-Allotment Shares are Sold

        OVERLAND PARK, Kan. (December 17, 2003) – Compass Minerals International Inc. (NYSE: CMP) has completed its initial public offering of 16,675,000 shares of common stock, which includes 2,175,000 shares of common stock sold to the underwriters in connection with the exercise of their over-allotment option. The stock commenced trading on December 12, 2003.

        Goldman, Sachs & Co. and Credit Suisse First Boston led the offering. The shares were sold by selling stockholders of the company, which included Apollo Management Inc., IMC Global Inc. (NYSE: IGL) and employees of the company and its subsidiaries. The company did not receive any of the proceeds from the sale of shares by the selling stockholders.

        A copy of the prospectus relating to this offering may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004, Attn: Prospectus Department, or Credit Suisse First Boston LLC, One Madison Avenue, New York, New York 10010 (212-325-2580), Attn.: Prospectus Department.

        The company’s listing application includes additional information upon which the New York Stock Exchange relied to list the company. This information is available to the public upon request to the NYSE.

        A registration statement relating to these securities was filed with and declared effective by the Securities and Exchange Commission. The public offering is being made by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy common stock of Compass, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of any such state or jurisdiction.

About Compass Minerals

        Compass is the largest producer of rock, or highway deicing, salt in North America and the United Kingdom and operates the largest highway deicing salt mines in these regions. The company is also the third largest producer of general trade salt in North America and the second largest in the United Kingdom, serving major retailers, agricultural cooperatives and food producers. In addition, Compass is the largest producer of sulfate of potash in North America, which is used in the production of specialty fertilizers.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. There can be no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, weather, raw material costs and availability, changes in demand for the Company’s products, actions of the Company’s competitors and the additional factors and risks contained in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on December 12, 2003.